Exhibit 10
                    AMENDMENTS EFFECTIVE JUNE 13, 2000 TO THE

         CIRCUIT CITY STORES, INC. 1994 STOCK INCENTIVE PLAN AS AMENDED

RESOLVED, that the Circuit City Stores, Inc. 1994 Stock Incentive Plan, as amended (the "Plan"), shall be amended to replace the present first sentence of
Section 4 in its entirety with the following:

         Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan (i) an aggregate of twenty-six million (26,000,000) shares of Circuit City Stock and (ii) an aggregate of nine million seven hundred thousand (9,700,000) shares of CarMax Stock, all of which shall be authorized, but unissued shares.

RESOLVED, that Section 14(e) of the Plan shall be and it hereby is amended to delete the present text and replace it with the following:

(e) All members of the Committee must be "outside directors" as described in Code Section 162 (m). In addition, all members of the Committee must be "non-employee directors" as defined in Rule 16b-3.